As filed with the Securities and Exchange Commission on April 18, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

JMAR TECHNOLOGIES, INC.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	3559 (Primary Standard Industrial Classification Code Number)	68-0131180 (I.R.S. Employer Identification Number)

5800 Armada Drive
Carlsbad, CA 92008
(760) 602-3292

(Address including zip code and telephone number, including area code of Registrant’s principal executive offices and principal place of business)

Joseph G. Martinez, Esq.
General Counsel
5800 Armada Drive
Carlsbad, CA 92008
(760) 602-3292

(Name, address, including zip code and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [    ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [ x ]

If this Form is being filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective registration statement for the same offering: [    ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [    ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [    ]

Calculation of Registration Fee

		Proposed	Proposed
	Amount to be	Maximum Offering	Maximum Aggregate	Amount of
Title of Each Class of Securities to be Registered	Registered (1)	Price Per Share (2)	Offering Price (2)	Registration Fee (3)

Common Stock, par value $0.01 per share (4)	$2,573,913	$0.87	$2,239,304	$181.16

(1)	Consists of 2,173,913 shares of common stock issuable upon conversion of $2,000,000 in an outstanding Convertible Note and 400,000 shares issuable upon exercise of outstanding Warrants. Pursuant to Rule 416 under the Securities Act of 1933, this registration statement shall be deemed to cover any additional securities issuable pursuant to provisions of the Convertible Note and Warrants from stock splits, stock dividends, recapitalizations and similar transactions.

(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933. The proposed maximum offering price per share is based on the average of the high and low prices for the Common Stock on April 16, 2003 as reported by the NASDAQ Stock Market.

(3)	Amount calculated pursuant to Section 6(b) under the Securities Act.

(4)	Each share of Common Stock, $0.01 par value per share, includes a right to purchase one one-thousandth of a share of Junior Participating Preferred Stock pursuant to the Registrant’s Shareholder Rights Plan.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREUNDER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8 (A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8 (A), MAY DETERMINE.

PROSPECTUS

JMAR TECHNOLOGIES, INC.

2,573,913 Shares
COMMON STOCK

     This Prospectus covers 2,573,913 shares (the “Shares”) of common stock of JMAR Technologies, Inc., a Delaware corporation (“JMAR” or “Company”) that may be offered by the Laurus Master Fund, Ltd. (“Laurus”), the selling stockholder, from time to time in transactions on the open market, in negotiated transactions, or otherwise at fixed prices or prices that may be changed, at market prices prevailing at the time of the sale, at prices related to market prices prevailing at the time of the sale, or at negotiated prices. The shares are issuable upon conversion of that certain Convertible Note, dated March 21, 2003, executed by the Company in favor of Laurus (“Convertible Note”), and that certain Common Stock Purchase Warrant (“Warrant”) issued in connection therewith. The Shares consist of 2,173,913 shares issuable upon conversion of the Convertible Note and 400,000 shares issuable upon exercise of the Warrant. The Convertible Note and Warrant were originally issued to the selling stockholder in a private placement transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.

     We agreed in the private placement to register for resale the Shares issuable upon conversion of the Convertible Note and issuable upon exercise of the Warrants, and also to bear the expenses of the registration of the shares.

     The Company is not offering any shares under this Prospectus and will not receive any of the proceeds from the sale of these shares.

     Our common stock is traded on the Nasdaq National Market under the symbol “JMAR.” On April 17, 2003, the closing price for the common stock as reported on the Nasdaq Stock Market was $0.86 per share.

SEE “RISK FACTORS” BEGINNING ON PAGE 4 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING OUR SECURITIES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     No person has been authorized by us to give any information or to make any representations about the offering of common stock made by this prospectus other than the information and representations contained in this prospectus. Accordingly, you should not rely on information outside of this prospectus. This prospectus is not an offer to sell or buy any security other than the common stock offered by this prospectus; it is not an offer to sell or buy securities in any jurisdiction in which such offer is not qualified; and it is not an offer to buy or sell securities to any person to whom such offer would be unlawful. The information in this prospectus is current as of the date of this prospectus. Your receipt of this prospectus does not mean that there has been no change in the affairs of JMAR Technologies, Inc. since the date of this prospectus or that the documents which are incorporated by reference in this prospectus are correct as of any date after the date of such documents.

The date of this prospectus is         , 2003

SUMMARY
THE OFFERING
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DESCRIPTION OF COMMON STOCK
DESCRIPTION OF PREFERRED STOCK
SELLING STOCKHOLDER
PLAN OF DISTRIBUTION
EXPERTS
LEGAL MATTERS
WHERE YOU CAN FIND MORE INFORMATION
SIGNATURES
EXHIBIT 5.1
EXHIBIT 23.2
EXHIBIT 23.3

SUMMARY

     This summary highlights some information from this prospectus, and it may not contain all of the information that is important to you. It is qualified in its entirety by the more detailed information and consolidated financial statements, including the notes to the consolidated financial statements, incorporated by reference in this prospectus. You should read the full text of, and consider carefully the more specific details contained in or incorporated by reference in this prospectus.

JMAR TECHNOLOGIES, INC.

     JMAR Technologies, Inc. (the “Company” or “JMAR”) is a leader in the development of advanced lasers, laser produced plasma (“LPP”) sources, and X-ray lithography (“XRL”) steppers for semiconductor fabrication. The Company’s Collimated Plasma Lithography (“CPL”TM) system is a cost effective alternative to the complex optical methods proposed for next generation lithography .

     Founded in 1987, we are a semiconductor industry-focused company. JMAR is the originator of Collimated Plasma Lithography, a next-generation lithography (“NGL”) alternative designed to deliver affordable, sub-100 nanometer chip-making capability in a compact format to the semiconductor industry. In addition to CPLTM, JMAR develops other products for the public and private sectors based on its proprietary Britelight ™ laser light source. JMAR’s operations include its Research Division in San Diego, California, where research and development of lasers and laser produced plasma generators is performed; its Systems Division in Burlington, Vermont, where CPL Stepper Systems are designed and manufactured; and its Microelectronics Division, based in Sacramento, California, where JMAR provides process integration and maintenance support for the U.S. Government’s Defense Microelectronics Activity semiconductor fabrication facility.

     Prior to December, 2002, the Company operated in two segments: the Front-End Semiconductor Equipment and Services Segment, consisting of the Research, Systems and Microelectronics Divisions, and the Precision Equipment Segment, consisting of the operations of JMAR Precision Systems, Inc. (“JPSI”). JPSI manufactures precision measurement, motion control and light-based manufacturing systems for the microelectronics industry. In December, 2002, the Company concluded that JPSI’s business does not fit with the strategic direction of the Company’s CPL business area and decided to initiate the process of selling that business. As a result of this decision, the Precision

Equipment segment is reflected as a discontinued business in the Company’s financial statements as of December 31, 2002.

     As a result of these decisions, and to streamline the Company’s operations and better support the commercialization of its emerging CPL semiconductor manufacturing systems and related technologies, the Company now operates in the following three business segments:

•	Research Division (formerly JMAR Research) – This segment’s role is as an innovator of laser and laser-produced plasma technologies for the Company’s CPL Source, EUV generators, and related products such as high-brightness lasers. During 2002, this segment accounted for approximately 38% of the Company’s revenues.

•	Systems Division (formerly JMAR/SAL NanoLithography) – This segment encompasses the development of X-ray lithography steppers, and the product engineering, production and integration of CPL light sources and complete CPL stepper systems. During 2002, this segment accounted for approximately 41% of the Company’s revenues.

•	Microelectronics Division – In 2002, JMAR discontinued the standard products business of JSI and the assets of its Sacramento operations were transferred to JSI Microelectronics, Inc., a wholly-owned subsidiary of the Company, operating as the Microelectronics Division. This segment provides process integration and maintenance support for the Defense Microelectronics Activity semiconductor fabrication facility in Sacramento, California, and ASIC design and production capability for the military and commercial markets. During 2002, this segment accounted for approximately 21% of the Company’s revenues.

     Our executive offices are located at 5800 Armada Drive, Carlsbad, California 92008 and our telephone number is (760) 602-3292.

THE OFFERING

Common stock underlying the Convertible Note	2,173,913 shares

Common stock underlying the Warrant	400,000 shares

Use of Proceeds	All proceeds from the sale of shares underlying the Warrant and the Convertible Note will be received by the selling security holder for its own account. See “Use of Proceeds.”

Risk Factors	You should read the “Risk Factors” on page 4, as well as cautionary statements included in this prospectus, before investing in shares of our common stock.

RISK FACTORS

AN INVESTMENT IN THE COMMON STOCK OFFERED IN CONNECTION WITH THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW, TOGETHER WITH ALL OF THE OTHER INFORMATION INCLUDED IN OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS BEFORE MAKING AN INVESTMENT DECISION. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES WE FACE. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS COULD BE HARMED. IN SUCH CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

OUR NET AND OPERATING LOSSES ARE SIGNIFICANT AND COULD HAVE AN ADVERSE IMPACT ON OUR STOCK PRICE.

     The Company’s net loss for 2002 was $11,500,693, compared to a net loss for the corresponding period of 2001 of $14,701,534. Due to the significant recurring losses by JPSI’s business and the cash consumption related thereto, in the fourth quarter of 2002 the Company decided to commence a process to sell that business and focus its efforts and resources on the Company’s CPL-related business areas. As a result of the Company’s decision to discontinue and sell its Precision Equipment business in the fourth quarter of 2002, the Company has reflected the Precision Equipment business as a discontinued operation as of December 31, 2002. Accordingly, in 2002, the Company recorded a loss from operations of discontinued operations of $5,839,367, including $3,982,986 related to the discontinued Precision Equipment business and $1,856,381 related to the standard semiconductor products business which was discontinued in early 2002. In addition, the Company recorded a loss on disposal of discontinued operations of $3,200,000 for the year ended December 31, 2002, which is net of the expected proceeds from the sale of the Precision Equipment business. If the proceeds ultimately received from the sale of the Precision Equipment business are different than the estimate that the Company has made, the difference will be reflected in the Company’s 2003 Statement of Operations. Also, if the Company is unable to find a buyer on satisfactory terms, the Company will have to take alternative actions regarding this business, which may result in further charges. The results from operations of the Precision Equipment business for 2003 through the sale date, which are expected to be in the range of $1 million per quarter, will be reported in discontinued operations in 2003. Continued losses from the Precision Equipment business and/or the failure to sell that business for the expected amount will reduce the Company’s shareholder’s equity, adversely impacting the continued listing of the Company’s stock on the NASDAQ Stock Market, and could have an adverse impact on our stock price.

OUR CASH REQUIREMENTS ARE SIGNIFICANT AND IF WE DO NOT GENERATE SUFFICIENT FUNDS FROM OPERATIONS OR OBTAIN ADDITIONAL FINANCING WE MAY BE UNABLE TO CONTINUE OUR PRESENT PRODUCT DEVELOPMENT ACTIVITIES.

     Our cash requirements have been and will continue to be significant. Our cash used in operating activities for the years ended December 31, 2001 and 2002 was $3,438,591 and $4,371,112, respectively. These negative cash flows are primarily related to losses from discontinued operations and recent operating losses.

     Our operations will continue to require the use of working capital in 2003 for, among other requirements, 1) certain CPL commercialization costs not covered by existing contracts; 2) cash requirements of JPSI until its sale; 3) temporary funding delays related to government contracts; and 4) corporate costs, primarily related to the cost of being a public company. Working capital (deficit) as of December 31, 2002 and December 31, 2001 was $(1,285,004) and $7,843,465, respectively. This decrease in working capital is primarily due to 1) the Company’s losses; 2) decrease in receivables; 3) increase in net current liabilities of assets held for sale; and 4) accrued severance costs. In March, 2003, the Company completed two financing transactions with Laurus Master Fund, Ltd., involving a revolving secured line of credit based on the Company’s receivables for up to $3 million, and the sale of $2 million of convertible preferred stock. Of the $2 million in preferred stock, $1 million is held as restricted cash except to the extent that the underlying preferred stock has been converted to common stock and the other $1 million must be redeemed in 12 equal monthly installments beginning on October 1, 2003, except for the amount that has been converted to common stock. As a result of this financing, we believe that the Company has adequate resources to fund operations and working capital requirements at least through December 31, 2003.

     To date, the development and commercialization of our CPL sources and steppers has been substantially funded by U.S. Department of Defense contracts. The award and funding of those government contracts is often a lengthy process and we are often required to provide funding for our CPL program pending receipt of these contract funds. It is also our goal to accelerate the commercialization of our CPL systems in order to introduce these products into the market sooner. In order to do so, we will need additional financing. We believe we have available several potential sources of capital, including private offerings of equity, public offerings of debt or equity, strategic investments by companies in the semiconductor and semiconductor equipment industries, as well as additional contract funding of our research and development programs from the Department of Defense. In light of the present market conditions, however, we can give no assurances that any such additional financings will be available when needed on favorable terms, or at all. If we are unable to raise the needed financing to commercialize our CPL products, we will be required to slow down the progress on commercialization until such funding is received, which could adversely affect our ability to introduce our CPL product in a timely manner.

AS OF DECEMBER 31, 2002, OUR SHAREHOLDERS’ EQUITY IS LESS THAN THE MINIMUM REQUIRED TO MAINTAIN THE LISTING OF OUR COMMON STOCK AS A NASDAQ NATIONAL MARKET SYSTEM SECURITY. IT IS LIKELY THAT THE LISTING OF THE COMPANY’S COMMON STOCK WILL TRANSITION TO THE NASDAQ SMALL CAP MARKET, WHICH COULD HAVE AN ADVERSE IMPACT ON THE PRICE OF OUR STOCK.

     The Company’s shares are presently listed as a National Market System security on the NASDAQ Stock Market. In order for its shares to remain listed on the NMS level of NASDAQ, the Company must satisfy certain minimum maintenance requirements, including the requirement to have a minimum shareholders’ equity of $10 million. As of December 31, 2002, the Company’s shareholders’ equity was $3,677,994. In connection with the completion of the Laurus financings in March, 2003, the indebtedness under the Convertible Note and the $2 million of redeemable Preferred Stock will be reflected on the Company’s balance sheet as debt and not equity, except to the extent that such indebtedness or preferred stock has been converted into common stock. The NASDAQ rules allow for the transition from the NMS level to the Small Cap level of NASDAQ, where the minimum shareholders’ equity requirement for listing maintenance is $2.5 million. The Company expects that it will transfer to NASDAQ-Small Cap in the second quarter of 2003. The Company expects to report a net loss in the first quarter of 2003 that will further reduce the Company’s shareholders equity. The Company’s ability to remain above the NASDAQ Small Cap minimum shareholders equity of $2.5 million in 2003 will depend in the near term on, among other things, the amount of the gain or loss, from the sale of the JPSI business, the ability to reduce the Company’s net loss and the conversion into common stock of the Laurus Convertible Note and Preferred Stock. Although the shares of many public reporting companies are listed on the NASDAQ Small Cap system, the transition to NASDAQ-Small Cap could adversely affect the visibility of the Company’s common stock resulting in an adverse effect on the trading activity of the stock and its price. The failure to transition to the NASDAQ Small Cap or the delisting from the NASDAQ Stock Market would have an adverse effect on the Company’s stock price.

THE CONVERTIBLE NOTE AND PREFERRED STOCK ISSUED TO LAURUS CONTAIN DEFAULT PROVISIONS THAT WOULD RESULT IN INCREASED DILUTION IF THE COMPANY BREACHES ITS OBLIGATIONS TO MAKE PAYMENTS UNDER THOSE INSTRUMENTS.

     The conversion prices of the Convertible Note and Preferred Stock and the exercise prices of the Warrants held by Laurus are fixed, subject to adjustment only upon the default by the Company in its obligations under those instruments. In the event of a default by the Company in the payment of principal and interest under the Convertible Note issued to Laurus or in the payment of the mandatory redemption amount under the Series A and Series B Preferred Stock issued to Laurus, and after a required notice period during which the Company would have an opportunity to cure such default and the failure to cure such default, the fixed conversion prices of the Convertible Note and Preferred Stock shall be reduced to 80% of the average of the three lowest closing prices for the common stock during the 30 day period prior to a post-default conversion. In the event of such a default, the number of shares of common stock that these securities ultimately may be converted into could prove to be greater than the amount of shares registered hereunder if the market price of our common stock declines. In the event of such a default, you could, therefore, experience substantial dilution of your investment as a result of the conversion of our outstanding derivative securities

OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY. AS A RESULT, WE MAY FAIL TO MEET OR EXCEED THE EXPECTATIONS OF SECURITIES ANALYSTS AND INVESTORS, WHICH COULD CAUSE OUR STOCK PRICE TO DECLINE.

     Our quarterly revenues and operating results have fluctuated in the past and may continue to vary from quarter to quarter due to a number of factors, including the risk factors set forth in this section. If our operating results do not meet the expectations of securities analysts or investors, our stock price may decline.

IF WE ARE UNSUCCESSFUL IN ACHIEVING MARKET ACCEPTANCE OF OUR NEW CPL PRODUCTS, OUR BUSINESS WILL SUFFER.

     Achieving market acceptance for our new and proposed Collimated Plasma Lithography (CPL) products requires a significant effort to convince semiconductor manufacturers to adopt the Company’s CPL technology over other alternative next generation lithography technologies. This will require substantial technical, marketing and sales efforts and the expenditure of significant funds to create customer awareness of and demand for our products. We cannot assure you that our CPL product lines will achieve significant market acceptance or result in significantly increased levels of revenues.

IF OUR PRODUCT DEVELOPMENT PROGRAMS ARE NOT SUCCESSFUL, IT WILL HARM OUR BUSINESS.

     The development of sophisticated laser systems and microelectronics manufacturing products is a lengthy and capital intensive process and is subject to unforeseen risks, delays, problems and costs. As noted above, we were unsuccessful in establishing the semiconductor products portion of JSI’s business and have been unsuccessful in profitably operating the JPSI business. We cannot assure you that we will be able to successfully develop our CPL products or any additional products, or that unanticipated technical or other problems will not occur which would result in delays in our development program.

     Our CPL source development program, intended to produce CPL sources for semiconductor lithography and for semiconductor inspection and related processes, has been a technologically challenging effort that has taken several years to achieve its current results. We are currently integrating our CPL source into a JMAR stepper and anticipate conducting wafer exposures using this integrated system in 2003. Additional efforts are ongoing to increase the x-ray power output of our CPL sources to meet commercially viable requirements for the Gallium Arsenide chip manufacturing industry, with a goal of shipping a commercial system in 2004. Although we believe we will resolve these challenges, the failure to do so within the time demanded by potential customers could have a material adverse impact on the success of our efforts to manufacture and sell our CPL equipment. The failure to sell significant amounts of our newly developed CPL equipment within our announced timeframes could have a material adverse impact on our stock price.

WE DEPEND ON THIRD PARTY SUPPLIERS OF VARIOUS COMPONENTS FOR OUR EQUIPMENT BUSINESSES AND OUR BUSINESS WILL BE HARMED IF THE SUPPLY OF KEY COMPONENTS IS INTERRUPTED OR DISCONTINUED.

     Our Research Division and Systems Division are dependent on third party suppliers for components used in the development and manufacture of our products. If certain key components are delayed or unavailable, we might have to reengineer our products, resulting in delays and increased costs, or we may have to pay other suppliers more to obtain those components, which could adversely affect our business.

     In the case of our CPL development program, we have subcontracted portions of the development effort to third party suppliers, who may initially be sole suppliers for the prototype unit, but we anticipate having multiple sources of supply for the components used in our future production systems. In particular, our CPL light source requires a component called a collimator, which collects the X-ray output from our CPL source and directs the X-rays to the wafer. We have received collimators in the past from a single supplier and are using one of their current collimators on the CPL system currently being integrated with a JMAR stepper. We have engaged that supplier to develop a higher-efficiency collimator in 2003 to be used with our first commercial systems. This higher-efficiency collimator and future improvements are needed to increase the X-ray power of our lithography equipment in order to achieve our goal of entering the high volume silicon lithography market by 2005. If we cannot obtain these high-efficiency collimators when needed then we will need to rely on other alternatives to increase the X-ray power of our systems, which would involve additional re-engineering and related delays and additional costs which could adversely affect our business.

THE SUCCESS OF OUR BUSINESS IS DEPENDENT ON OUR ABILITY TO COMPETE EFFECTIVELY, PARTICULARLY AGAINST LARGER, MORE ESTABLISHED COMPANIES WITH GREATER RESOURCES.

     The markets for our products are highly competitive and are characterized by rapid technological change and evolving industry standards. Development by others of new or improved products, processes or technologies may make our products obsolete or less competitive. Our ability to compete is dependent on our ability to continually enhance and improve our products and to successfully develop and market new products. Many of our competitors have greater financial, managerial and technical resources than we have. We cannot assure you that we will successfully differentiate ourselves from our competitors, that the market will consider our products to be superior to our competitors’ products or that we will be able to adapt to evolving markets and technologies, develop new products or achieve and maintain technological advantages.

WE RELY ON FUNDING FROM THE U.S. DEPARTMENT OF DEFENSE FOR A SIGNIFICANT PORTION OF OUR RESEARCH AND DEVELOPMENT ACTIVITIES AND WOULD BE ADVERSELY AFFECTED IF THOSE FUNDS WERE CURTAILED IN THE NEAR FUTURE.

     For fiscal years 2001 and 2002, the U.S. Government accounted for approximately 71% and 68%, respectively, of our revenues. Our CPL program has been principally funded over the past seven years by contract funding from the Defense Advanced Research Projects Agency (DARPA). In addition, the technology services business of our JSI Microelectronics division, which performs services for a U.S. Government semiconductor fabrication facility, has received contract funding from another U.S. Department of Defense agency. The DOD’s overall budget, and our participation therein, are subject to reduction based upon a number of factors, including general budgetary constraints, shifting priorities of the specific governmental agency which sponsors the funding and our own performance under our contracts with the Government. We cannot assure you that we will continue to receive funding from Government sources at similar levels in the future.

IF WE LOSE KEY PERSONNEL OR ARE UNABLE TO ATTRACT AND RETAIN ADDITIONAL, HIGHLY SKILLED PERSONNEL REQUIRED FOR THE EXPANSION OF OUR ACTIVITIES, OUR BUSINESS WILL SUFFER.

     Our success is substantially dependent on the efforts of certain key personnel. In particular, our CPL business area relies on the skill of several key laser and laser plasma scientists and engineers. The loss of such key personnel would adversely affect our business and prospects. In such event, we cannot assure you that we would be able to employ qualified persons on terms favorable to us. In seeking and retaining qualified personnel, we are required to compete with companies having greater financial and other resources than we have. Since our future success is dependent upon our ability to retain or attract qualified personnel, our failure to do so could have an adverse impact on our business.

CERTAIN OF OUR BUSINESS AREAS ARE SUBJECT TO GOVERNMENT REGULATIONS, AND IF WE FAIL TO COMPLY WITH THOSE REGULATIONS, THOSE BUSINESS AREAS MAY SUFFER.

     Our CPL program conducted by our Research and Systems divisions has been funded primarily by government contracts from the Defense Advanced Research Projects Agency and our Microelectronics Division’s business has received other government funding in the past and may receive similar funding in the future. These businesses are subject to various government regulations in connection with their government R&D contract work. In addition, these portions of our business are subject to audit by the U.S. Government of the costs incurred under U.S. Government contracts and to safety audits by various U.S. Government agencies. Our failure to comply with these government regulations could jeopardize existing and future funding.

ASSERTING, DEFENDING AND MAINTAINING INTELLECTUAL PROPERTY RIGHTS IS DIFFICULT AND COSTLY AND THE FAILURE TO DO SO COULD HARM OUR ABILITY TO COMPETE AND THE RESULTS OF OUR OPERATIONS.

     We rely, to a significant extent, on patents, trade secrets and confidentiality agreements to protect our proprietary technology. We cannot assure you as to the breadth or degree of protection which existing or future patents, if any, may afford us, or that patents will not be circumvented or invalidated, or that our products do not and will not infringe on patents or violate proprietary rights of others. In the event a patent infringement claim is asserted against us, or we are required to enforce our rights under an issued patent, the cost of such actions may be very high, whether or not we are successful. While we are unable to predict what such costs, if any, will be if we are obligated to pursue patent litigation, our ability to fund our operations and to pursue our business goals may be substantially impaired.

IF OUR OUTSTANDING OPTIONS AND WARRANTS ARE EXERCISED IT WILL RESULT IN DILUTION.

     As of April 17, 2003, we had outstanding 23,868,138 shares of common stock, substantially all of which are freely tradable without restriction or further registration under the Securities Act. Affiliates may sell the shares they own pursuant to Rule 144, subject to certain notice filing and volume limitations.

     As of March 31, 2003, there were approximately 5.2 million shares of common stock subject to issuance upon exercise of outstanding options and warrants, including warrants for a total of 700,000 shares issued to Laurus in connection with the issuance of its Convertible Note and Preferred Stock. Of the 700,000 Warrants held by Laurus, 300,000 of the Warrants may only be exercised through a cashless exercise procedure whereby on exercise the holder will receive a net number of shares based on the price difference between the market price of the common stock on exercise and the exercise price.

     Subject to the limitation on total beneficial ownership by Laurus of the Company’s common stock described below in footnote (2) of “Selling Stockholder,” a total of 2,491,458 shares are issuable upon conversion of the Series A and B Preferred Stock sold to Laurus in March, 2003 (which includes 218,731 shares issuable upon conversion of the accrued dividends). Those securities were sold under the Company’s effective “shelf” registration statement and will be freely tradable without restriction or further registration under the Securities Act. Subject to the limitation on total beneficial ownership by Laurus of the Company’s common stock described below in footnote (2) of “Selling Stockholder,” up to $3 million of indebtedness may be borrowed under the Convertible Note and may be converted to common stock. If the ownership limitation was waived by Laurus and the entire $3 million were borrowed by the Company and converted to common stock at $0.92 per share, then a total of 3,260,870 shares would be issued.

     An additional 278,919 shares are issuable upon conversion of $1.2 million in Convertible Notes issued in 2001 to the former shareholders of SAL. In addition, pursuant to our acquisition of SAL, if JSAL achieves certain specified performance criteria related to our X-ray lithography business, we will be obligated to issue to the former SAL shareholders and creditors up to an additional 354,736 shares and up to $1.7 million in Convertible Notes, with conversion prices equal to 120% of the average closing prices of our stock for the 5 days preceding the issuance of the Notes.

     To the extent that outstanding options and warrants are exercised prior to their expiration dates, additional equity investment funds will be paid into us at the expense of dilution to the interests of our stockholders. Moreover, the terms upon which we will be able to obtain additional equity capital may be adversely affected since the holders of outstanding options and warrants and other securities can be expected to exercise or convert them at a time when we would, in all likelihood, be able to obtain any needed capital on terms more favorable to us than those provided in such securities. The sale of the shares issued upon exercise of our outstanding warrants and options and conversion of our Convertible Notes could adversely affect the market price of our common stock.

IF PRODUCT LIABILITY CLAIMS ARE BROUGHT WHICH EXCEED OUR LIABILITY INSURANCE LIMITS OUR BUSINESS WOULD BE HARMED.

     We may be exposed to potential product liability claims arising out of the use of our products. Although we currently maintain product liability insurance, we cannot assure you that such insurance will be sufficient to cover potential claims or that the present level of coverage will be available in the future at a reasonable cost. A partially or completely uninsured successful claim against us could have a material adverse affect on our business.

WE DO NOT PRESENTLY INTEND TO PAY CASH DIVIDENDS TO OUR SHAREHOLDERS.

     We have never paid cash dividends and intend, for the foreseeable future, to retain our earnings, if any, to finance our business. Future dividend policy will depend on our earnings, capital requirements, financial condition, debt covenants and other factors considered relevant by our Board of Directors.

OUR ABILITY TO USE OUR ENTIRE NET OPERATING LOSS CARRYFORWARD IS LIMITED BY PRIOR CHANGES IN OWNERSHIP AND MAY BE FURTHER LIMITED IN THE FUTURE.

     We have federal net operating loss carryforwards of in excess of $44 million. These NOLs expire incrementally starting in 2004 through 2022. Realization of future tax benefits from utilization of our net operating loss carryforwards for income tax purposes is limited by changes in ownership in 1990, 1992 and 1993. Of the $44 million in NOLs, annual limitations of $844,000 apply to approximately $4.9 million of the NOLs and approximately $39 million is not subject to these annual limitations. In addition, the net operating losses of acquired companies are also subject to separate change of ownership limitations. Due to our taxable losses in the past three years, we have been unable to take advantage of the benefits of these NOLs. The realization of the benefits of these NOLs is dependent upon our recognition of taxable income in the future prior to the expiration of the NOLs.

IF WE ISSUE SHARES OF PREFERRED STOCK WITH GREATER RIGHTS THAN THE COMMON STOCK, IT COULD RESULT IN THE DECREASE IN MARKET PRICE OF THE COMMON STOCK AND COULD DELAY OR PREVENT A CHANGE IN CONTROL OF US.

     Our Board of Directors is authorized to issue up to 5,000,000 shares of preferred stock, of which 199,000 shares are currently outstanding (reflecting the recent conversion by Laurus of 1,000 shares of Preferred Stock into Common Stock). Our Board of Directors has the power to establish the dividend rates, liquidation preferences, voting rights, redemption and conversion terms and privileges with respect to any series of preferred stock. The issuance of any shares of preferred stock having rights superior to those of the common stock may result in a decrease in the value or market price of the common stock. Holders of preferred stock may have the right to receive dividends, certain preferences in liquidation and conversion rights. The issuance of preferred stock could, under certain circumstances, have the effect of delaying, deferring or preventing a change in control of us without further vote or action by the stockholders and may adversely affect the voting and other rights of the holders of common stock.

FORWARD-LOOKING STATEMENTS

     This prospectus contains and incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to a number of risks, uncertainties and assumptions about us. You can identify these forward-looking statements by forward-looking words such as “believe,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “seek,” “plan,” “expect,” “should,” “would” and similar expressions in this prospectus.

     We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

USE OF PROCEEDS

     The shares of Common Stock are being registered by this Registration Statement to enable the Selling Stockholder to publicly sell these shares should it choose to do so in the future. The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholder.

DESCRIPTION OF COMMON STOCK

     Our authorized capital stock presently consists of 40,000,000 shares of common stock, $.01 par value per share, and 5,000,000 shares of preferred stock, $.01 par value per share. As of April 18, 2003, there were 23,868,138 shares of common stock and 199,000 shares of preferred stock issued and outstanding. As of March 31, 2003, there were approximately 12,000 record holders of our common stock.

     The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of our stockholders. The holders of common stock are not entitled to cumulative voting rights with respect to the election of directors, and as a consequence, minority stockholders will not be able to elect directors on the basis of their votes alone. Subject to preferences that may be applicable to any then-outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by our board of directors out of funds legally available therefore. In the event of our liquidation, dissolution or winding up, holders of the common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then-outstanding preferred stock. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of this offering will be, fully paid and non-assessable.

     Computershare Trust Company, Inc. acts as transfer agent and registrar for our common stock.

SHAREHOLDER RIGHTS PLAN

     Each share of common stock has associated with it one right to purchase one one-thousandth of a share of our Junior Participating Preferred Stock for $25.00, subject to adjustment. The terms of the rights are set forth in a Rights Agreement dated as of February 12, 1999, between us and Computershare Trust Company, Inc., as Rights Agent. Prior to the occurrence of certain specified future events, the rights are not exercisable and will not be represented by separate certificates and will be transferable with and only with the associated common stock.

     Pursuant to the Rights Agreement, in the event that, among other things, a third party acquires beneficial ownership of 15% or more of the outstanding shares of the common stock, each holder of rights will be entitled to purchase securities of us or of an acquiring company having a market value equal to two times the purchase price thereof. In addition, rights held by an Acquiring Person (as defined in the Rights Agreement) will become null and void, nontransferable and nonexercisable.

     Subject to certain limitations, we may redeem the rights in whole, but not in part, at a price of $0.0001 per right. We may also exchange one share of common stock for each right. The rights will expire on February 12, 2009, unless earlier redeemed or exchanged by us.

     Our Rights Plan may have the effect of discouraging unsolicited takeover attempts. The foregoing summary of certain terms of the rights does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Rights Agreement, a copy of which is on file with the Securities and Exchange Commission.

DELAWARE ANTI-TAKEOVER LAW AND CHARTER PROVISIONS

     We are subject to the provisions of Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns (or, within three years prior, did own) 15% or more of the corporation’s voting stock.

     The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our Board of Directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

LIMITATION ON DIRECTOR’S LIABILITY

     Our certificate of incorporation limits the liability of our directors or stockholders (in their capacity as directors but not in their capacity as officers) to the fullest extent permitted by Delaware law. Specifically, our directors will not be personally liable for monetary damages for breach of a director’s fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of Delaware law or (iv) for any transaction from which the director derived an improper personal benefit.

     The inclusion of this provision in our certificate of incorporation may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited us and our stockholders.

     Our Bylaws require us to indemnify our officers and directors against liabilities incurred by them while acting in such capacities if the officer or director establishes that he or she acted in good faith and in a manner he or she reasonably believed was in or not opposed to our best interests.

DESCRIPTION OF PREFERRED STOCK

     Our certificate of incorporation authorizes us to issue up to 5,000,000 shares of preferred stock in one or more series. As of April 18, 2003, we had 99,500 shares of Series A 8% Convertible Preferred Stock and 99,500 shares of Series B 3% Convertible Preferred Stock issued and outstanding and owned by Laurus. Our Board of Directors, however, has the authority without shareholder consent, subject to certain limitations imposed by law or our bylaws, to issue one or more series of preferred stock at any time. The rights, preferences and restrictions of the preferred stock of each series will be fixed by the certificate of designation relating to each series. Although it has no present intention to do so, our Board of Directors, without stockholder approval, may issue preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of common stock. If we issue preferred stock, it may have the effect of delaying, deferring or preventing a change of control.

SELLING STOCKHOLDER

     Subject to the restrictions on percentage ownership described in footnote (2) below, Laurus Master Fund, Ltd. (“Laurus”), the selling security holder, may sell, from time to time under this prospectus, up to 2,573,913 shares of our common stock, including up to 400,000 shares of our common stock issuable upon exercise of the Warrant and up to 2,173,913 shares of our common stock issuable upon conversion of the principal of and interest on the Convertible Note at the fixed conversion price of $0.92 per share. We issued the Convertible Note and Warrant to Laurus in a financing transaction which closed on March 21, 2003.

     The following table sets forth, to our knowledge, certain information about Laurus as of April 16, 2003. Beneficial ownership is determined in accordance with the rules of the Commission, and includes voting or investment power with respect to the securities. In computing the number of shares beneficially owned by a holder and the percentage ownership of that holder, shares of common stock subject to options or warrants or underlying convertible notes held by that holder that are currently exercisable or convertible or are exercisable or convertible within 60 days after the date of the table are deemed outstanding.

     The Convertible Note and Warrant, as well as the Preferred Stock and other Warrant owned by Laurus, contain provisions that restrict the right of Laurus to convert or exercise its JMAR securities in order to limit its percentage beneficial ownership. If Laurus were to waive the beneficial ownership limitations contained in the Convertible Note and Warrant (described in footnote (2) below), the Convertible Note and the Warrant would be convertible for or exercisable into more than 4.99% of the outstanding shares of our common stock. However, as of the date of this Prospectus, Laurus had not requested such a waiver. In light of the limitations contained in the Convertible Note and the Warrant, the number of shares shown in the table as beneficially owned by Laurus has been limited to 4.99% of the shares of our common stock outstanding after an assumed conversion of the Convertible Note or exercise of the Warrant to the maximum permitted by the 4.99% beneficial owner limitation. Percentage of beneficial ownership is based on 23,868,138 shares of common stock outstanding as of April 16, 2003.

     To our knowledge, Laurus has sole voting and investment power with respect to all shares of common stock shown as beneficially owned by it, except that Laurus Capital Management, LLC, a Delaware limited liability company, may be deemed a control person of the shares owned by Laurus. David Grin and Eugene Grin are the principals of Laurus Capital Management, LLC. The business address for Messrs. David Grin and Eugene Grin is 152 West 57th St., New York, NY 10019. Neither Laurus, Laurus Capital Management, LLC, David Grin nor Eugene Grin nor any of their respective affiliates have or have had any position, office or other material relationship with the Company or any of its predecessors or affiliates within the past three years. Laurus is neither a broker-dealer nor an affiliate of a broker-dealer.

	Number of			Number of	Percent Shares
	Shares of	Percent of		Shares Remaining	Outstanding
	Common Stock	Shares of	Number of	if All Shares	if All Shares
	Beneficially	Common Stock	Shares Being	Registered	Registered
Name	Owned(1)	Outstanding	Registered	Are Sold	Are Sold

Laurus Master Fund, Ltd.	1,191,020 (2)	4.99% (2)	2,573,913	(1)(2)	(1)(2)

(1)	Laurus has contractually agreed to two separate beneficial ownership limitations that restrict the conversion or exercise of all JMAR securities held by Laurus, including the Convertible Note and the Warrant for 400,000 shares, as well as the Series A and Series B Preferred Stock and a related Warrant for 300,000 shares. Laurus has agreed that none of the JMAR securities held by Laurus may be converted or exercised to the extent that conversion or exercise of those securities would result in Laurus, together with its affiliates, beneficially owning in excess of 4.99% of the number of shares of our common stock outstanding at that time. Laurus may cause this 4.99% limitation to expire by providing us 75 days advance notice of its intention to do so. This 4.99% limitation does not preclude conversion of the Convertible Note or exercise of the Warrant over time, so long as Laurus’ beneficial ownership of our common stock, together with its affiliates, does not exceed the limitation amount. This 4.99% limitation automatically becomes void upon an event of default under the Convertible Note.

Laurus has also agreed that none of the JMAR securities held by Laurus, including the Convertible Note and the Warrant, shall be converted or exercised to the extent that conversion of those securities would result in Laurus, together with its affiliates, beneficially owning more than 4,769,535 shares of our common stock (approximately 19.9% of the Company’s outstanding number of shares as of the issuance of the Convertible Note), unless and until we obtain stockholder approval in accordance with Nasdaq corporate governance rules, or an exemption from the applicable provision of Nasdaq corporate governance rules. Once Laurus has been issued an aggregate of at least 3,500,000 shares, it may request that we promptly call a shareholders meeting to obtain shareholder approval for the issuance of the shares in excess of 4,769,535.

(2)	Represents the total number of shares of common stock that may be issued upon conversion or exercise of all JMAR securities owned by Laurus unless and until the share ownership limitations are waived by Laurus. If the share ownership provisions were not operative, Laurus would have beneficial ownership of 5,365,371 shares, consisting of: (1) 2,173,913 shares issuable upon conversion of $2,000,000 of the outstanding indebtedness under the Convertible Note, (ii) 400,000 shares issuable pursuant to exercise of the Warrant issued in connection with the issuance of the Convertible Note, (iii) 2,491,458 shares issuable upon conversion of Series A and Series B Convertible Preferred Stock and (iv) 300,000 shares issuable upon exercise of a Warrant issued in connection with the sale of the Preferred Stock to Laurus. The total of 5,365,371 shares would represent beneficial ownership of 18.5% of the Company’s common stock.

PLAN OF DISTRIBUTION

     The shares offered by this prospectus may be sold from time to time by Laurus, its successors, assigns, heirs, executors, and administrators. The selling stockholder may sell any or all of its shares of common stock on the NASDAQ Stock Market, at fixed or negotiated prices. The selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	privately negotiated transactions;

•	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

     The selling stockholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

     The selling stockholder may pledge its shares to its brokers under the margin provisions of customer agreements. If the selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

     Broker-dealers engaged by the selling stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholder does not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     The selling stockholder and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     If the selling stockholder notifies us that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a prospectus supplement, if required pursuant to Rule 424(c) under the Securities Act of 1933, setting forth: (i) the name of each of the participating broker-dealers; (ii) the number of shares involved; (iii) the price at which the shares were sold; (iv) the commissions paid or discounts or concessions allowed to the broker-dealers, where applicable; (v) a statement to the effect that the broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and (vi) any other facts material to the transaction.

     We are paying all fees and expenses incident to the registration of the shares. We have agreed to indemnify the selling stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933, as amended.

EXPERTS

     The consolidated financial statements and schedules of JMAR Technologies, Inc. as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002, incorporated by reference in this prospectus and the registration statement, have been audited by Grant Thornton LLP, independent certified public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

     The legality of the Securities offered hereby is being passed upon for us by Joseph G. Martinez, Esq., our Senior Vice President and General Counsel. Mr. Martinez is an officer of JMAR and has beneficial ownership of 103,001 shares of our common stock.

WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our filings are available to the public over the internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Rooms in Washington, D.C., New York, New York and Chicago, Illinois. The Public Reference Room in Washington D.C. is located at 450 Fifth Street, N.W. Please call the SEC at 1-800-SEC-0330 for further information on the Public

Reference Rooms. Information concerning us is also available for inspection at the offices of the Nasdaq National Market, Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

     The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus until the termination of the offering:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

•	Definitive Proxy Statement filed on April 30, 2003;

•	Current Report on Form 8-K filed on August 22, 2001;

•	Amendment No. 1 to the Current Report on Form 8-K/A filed on September 11, 2001;

•	Amendment No. 2 to the Current Report on Form 8-K/A filed on February 26, 2002;

•	Current Report on Form 8-K filed on February 7, 2003;

•	Current Report on Form 8-K filed on March 17, 2003;

•	Current Report on Form 8-K filed on April 1, 2003;

•	The description of our common stock contained in our registration statement on Form 8-A, filed on April 3, 1990, including any amendment or report filed for the purpose of updating the description; and

•	The description of our Preferred Share Purchase Rights contained in our registration statement on Form 8-A filed on March 8, 1999.

     You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document. This prospectus are part of a registration statement on Form S-3 filed with the SEC under the Securities Act of 1933. This prospectus does not contain all of the information set forth in the registration statement. You should read the registration statement for further information about us and our common stock. You may request a copy of any and all information that has been incorporated by reference in this prospectus at no cost. Please direct your requests in writing or by telephone to:

JMAR Technologies, Inc. 5800 Armada Drive Carlsbad, California 92008 Attention: Dennis Valentine (760) 602-3292

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Our estimated expenses in connection with the distribution of the securities being registered are as set forth in the following table:

Amount

Securities and Exchange Commission registration fee	$181.16
Printing expenses	500.00
Accounting fees and expenses	5,000.00
Legal fees and expenses	2,500.00
Miscellaneous expenses	1,818.84
Total	10,000.00

     The amounts are estimated except for the registration fee. The Company has agreed to pay the above expenses of the Selling Stockholder in connection with the Offering.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article V of our bylaws provides that our directors, officers, employees and agents shall be indemnified against liabilities incurred by them while acting in such capacities, including liabilities arising under the Securities Act, except to the extent prohibited by then applicable law. Article V also provides for the advance of expenses incurred in defending any proceeding prior to the final disposition thereof, except to the extent prohibited by then applicable law. The right of indemnification provided shall not be exclusive of any right the party may have by law, or under any agreement, insurance policy, vote of our Board of Directors or stockholders or otherwise. We have the power to purchase and maintain insurance on behalf of any indemnifiable party against any liability asserted against or incurred by the indemnifiable party in such capacity.

     Section 145 of the Delaware General Corporation Law generally provides that indemnification will only be available where an officer or director can establish that he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests.

     We maintain a director’s and officer’s liability insurance policy which indemnifies directors and officers for certain losses arising from a claim by reason of a wrongful act, as defined, under certain circumstances, in his or her capacity as a director or officer of us.

     For a description of the SEC’s position on indemnification, see the last paragraph of Item 17, “Undertakings,” which is incorporated by reference in response to this Item 15.

1

ITEM 16. EXHIBITS

EXHIBIT NO.	DESCRIPTION

2.1 (1)	Agreement and Plan of Merger, dated July 24, 2001, by and among JMAR Technologies, Inc., JMAR/SAL Lithography, Inc., (now JMAR/SAL NanoLithography, Inc.) and Semiconductor Advanced Lithography, Inc.

3.1(2)(3)	Certificate of Incorporation of the Registrant and amendments thereto

3.2 (4)	Amendments to Certificate of Incorporation, filed on July 9, 1992, December 11, 1992, January 11, 1993 and February 1, 1993.

3.3 (5)	Amendment to Certificate of Incorporation, filed on August 23, 1994.

3.4 (6)	Certificate of Ownership and Merger.

3.5 (2)	Bylaws of the Registrant and amendments thereto

3.6 (7)	Amendment to Bylaws adopted June 25, 2000.

4.1(8)	Form of Common Stock Certificate

4.2(9)	Rights Agreement, dated as of February 12, 1999 between JMAR Technologies, Inc. and American Securities Trust & Transfer, Inc., including the Certificate of Designations, the form of Rights Certificate and the Summary of Rights attached thereto as Exhibits A, B and C, respectively.

4.3 (10)	Form of Stock Option Agreement between the Company and the employees listed on attached schedule.

4.4 (10)	Stock Option Agreement, dated October 14, 2002, between the Company and Ronald A. Walrod.

4.5 (11)	Certificate to set forth Designations, Voting Powers, Preferences, Limitations, Restrictions, and Relative Rights of Series A 8% Convertible Preferred Stock, $.01 Par Value Per Share.

4.6 (11)	Certificate to set forth Designations, Voting Powers, Preferences, Limitations, Restrictions, and Relative Rights of Series B 3% Convertible Preferred Stock, $.01 Par Value Per Share

4.7 (11)	Common Stock Purchase Warrant issued on March 14, 2003 to Laurus Master Fund, Ltd. in connection with the issuance of Series A Preferred Stock and Series B Preferred Stock

4.8 (10)	Common Stock Purchase Warrant issued on March 21, 2003 to Laurus Master Fund, Ltd. in connection with $3 million receivables financing facility.

4.9 (10)	Convertible Note dated March 21, 2003 executed by the Company in favor of Laurus Master Fund, Ltd.

5.1	Opinion of Joseph G. Martinez, Esq., Vice President and General Counsel of the Company

23.1	Consent of Joseph G. Martinez is included in Exhibit 5.1 hereto.

23.2	Consent of Grant Thornton, LLP

23.3	Consent of Gallagher, Flynn & Company, PLC

24.1	Power of Attorney (see signature page in Part II of this Registration Statement).

(1)	Incorporated by reference to the exhibit filed with the Company’s Form 8-K dated August 22, 2001.

(2)	Incorporated by reference to the exhibit filed with JMAR’s Registration Statement on Form S-1 (No. 33-47390) filed on April 22, 1992 and amended November 23, 1992, January 11, 1993, January 27, 1993, February 9, 1993, February 11, 1993, February 12, 1993 and declared effective on February 16, 1993.

(3)	Incorporated by reference to the exhibit filed with the Company’s Form 10-K for the year ended December 31, 1991.

(4)	Incorporated by reference to the exhibit filed with the Company’s Form 10-K for the year ended December 31, 1993.

(5)	Incorporated by reference to the exhibit filed with the Company’s Form 10-K for the year ended December 31, 1994.

(6)	Incorporated by reference to the exhibit filed with the Company’s Form 8-K dated June 17, 1998.

(7)	Incorporated by reference to the exhibit filed with the Company’s Form 10-Q for the quarter ended June 30, 2000.

2

(8)	Incorporated by reference to the exhibit filed with the Company’s Registration Statement on Form S-1 (No. 33-47390) filed on April 22, 1992 and amended November 23, 1992, January 11, 1993, January 27, 1993, February 9, 1993, February 11, 1993, February 12, 1993 and declared effective on February 16, 1993.

(9)	Incorporated by reference to the exhibit filed with the Company’s Form 8-A dated March 8, 1999.

(10)	Incorporated by reference to the exhibit filed with the Company’s Form 10-K for the year ended December 31, 2002.

(11)	Incorporated by reference to the exhibit filed with the Company’s Form 8-K filed March 17, 2003.

ITEM 17. UNDERTAKINGS

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

provided, however, that subparagraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)  The undersigned registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to existing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such

3

indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (d)  The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

4

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carlsbad, State of California, on the 17th day of April, 2003.

JMAR TECHNOLOGIES, INC.

By:	/s/ JOSEPH G. MARTINEZ

Joseph G. Martinez Senior Vice President and General Counsel

POWER OF ATTORNEY

We, the undersigned directors of JMAR Technologies, Inc. and each of us, do hereby constitute and appoint Joseph G. Martinez and Dennis E. Valentine, or any one of them, our true and lawful attorneys and agents, each with power of substitution, to do any and all acts and things in our names and on our behalf in our capacities as directors and to execute any and all instruments for us and in our names in the capacities indicated above, which said attorneys and agents, or any one of them may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that the said attorneys and agents, or their substitute or substitutes, or any one of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on April 17, 2003, in the capacities indicated.

Signature	Title

/s/ Vernon H. Blackman Vernon H. Blackman	Chairman of the Board and Director

/s/ Ronald A. Walrod Ronald A. Walrod	Chief Executive Officer, President and Director

/s/ Dennis E. Valentine Dennis E. Valentine	Chief Financial Officer and Principal Accounting Officer

/s/ James H. Banister, Jr. James H. Banister, Jr.	Director

/s/ C. Neil Beer C. Neil Beer	Director

/s/ Charles Dickinson Charles Dickinson	Director

/s/ John S. Martinez John S. Martinez	Director

/s/ Barry Ressler Barry Ressler	Director